SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the
                           Securities Exchange Act of 1934
                                 (Amendment No. __)


         Filed by the Registrant   /X/


         Filed by a Party other than the Registrant   / /

         Check the appropriate box:


        / /  Preliminary Proxy Statement

        /X/  Definitive Proxy Statement

        / /  Definitive Additional Materials

        / /  Soliciting Material Pursuant to ss.240.14a-11(c) or  ss.240.14a-12

        / /  Confidential, for Use of the Commission Only
             (as permitted by Rule 14a-6(e)(2))

                                      IGI, Inc.
         ...................................................................
                   (Name of Registrant as Specified in Its Charter
         ...................................................................
                      (Name of Person(s) Filing Proxy Statement
                            if other than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

        /X/   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
              14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

       / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

       / /    Fee computed on table below per Exchange Act Rules 14-6(i)(4) and
              0-11.

              1) Title of each class of securities to which transaction applies:

                   ........................................................

              2) Aggregate number of securities to which transaction applies:

                   ........................................................

              3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                   ........................................................

              4)   Proposed maximum aggregate value of transaction:

                   ........................................................

              5)   Total fee paid:

                   ........................................................


       / /    Fee paid previously with preliminary materials.

       / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              1)   Amount Previously Paid:

                   ........................................................

              2)   Form, Schedule or Registration Statement No.:

                   ........................................................

              3)   Filing Party:

                   ........................................................

              4)   Date Filed:

                   ........................................................

                                   IGI, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IGI, Inc., a Delaware corporation (the 'Company'), will be held on Wednesday, May 8, 1996 at 10:00 a.m. at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts (the 'Meeting') for the purpose of considering and voting upon the following matters:

          1. To elect seven directors to serve until the next Annual Meeting of Stockholders.

          2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the current fiscal year.

          3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

     The Board of Directors has fixed the close of business on Friday, March 22, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1995, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

                                         By Order of the Board of Directors,

                                           DONALD J. MACPHEE,
                                           Secretary

April 12, 1996

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                   IGI, INC.

                         WHEAT ROAD AND LINCOLN AVENUE
                            BUENA, NEW JERSEY 08310

                         ------------------------------
                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 1996
                         ------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IGI, Inc. (the 'Company') for use at the Annual Meeting of Stockholders to be held on Wednesday, May 8, 1996 at 10:00 a.m. at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, and at any adjournments thereof (the 'Meeting').

     All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of proposals 1 and 2 set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a Proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and vote in person.

     Only the record holders of shares of common stock, $.01 par value per share, of the Company (the 'Common Stock') at the close of business on March 22, 1996 may vote at the Meeting. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting. On March 22, 1996, there were 9,269,420 shares of Common Stock outstanding.

     The Notice of Meeting, this Proxy Statement, the enclosed Proxy and the Company's Annual Report for the year ended December 31, 1995 are being mailed to stockholders on or about April 12, 1996.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of March 15, 1996 with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) the directors of the Company, (iii) the Chief Executive Officer and the five executive officers of the Company listed in the 'Summary Compensation Table' below (collectively, the 'Named Executive Officers') and
(iv) the directors and executive officers of the Company as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                     Percent of
Beneficial Owner                               Number of Shares        Class
- ----------------                               ----------------      ----------

Charles B. Ganz ............................     1,156,100(1)            12.5%
  2875 N.E. 191st Street
  Penthouse I
  North Miami Beach, FL 33180
Edward B. Hager, M.D. .......................      968,050(2)            10.1%
  Pinnacle Mountain Farms
  Lyndeboro, NH 03082
John P. Gallo ...............................      583,397(3)             6.1%
  1772 Garwood Lane
  Vineland, NJ 08360

Stephen J. Morris ...........................      559,435(4)             6.0%
  66 Navesink Avenue
  Rumson, New Jersey
Jane E. Hager ...............................      535,000(5)             5.7%
  Pinnacle Mountain Farms
  Lyndeboro, NH 03082
David G. Pinosky, M.D........................      274,900(6)             2.9%
John O. Marsh, Jr............................       60,000(7)               *
Terrence O'Donnell...........................       40,000(8)               *
Constantine L. Hampers, M.D..................       33,000(9)               *
Stephen G. Hoch..............................       42,000(10)              *
Denis M. O'Donnell, M.D......................       38,000(11)              *
Lawrence N. Zitto............................       48,250(12)              *
Donald J. MacPhee............................       35,250(13)              *
All executive officers and
directors, as a group (13 Persons)...........    2,708,747(14)           25.9%


- ------------------
        *  Less than 1% of the Common Stock outstanding.

       (1) The information reported is based on a Schedule 13G, dated January 26, 1996, filed with the Securities and Exchange Commission (the 'Commission') by Charles B. Ganz ('Ganz'), Ganz Capital Management, Inc. ('GCM'), The Probitas Fund, L.P. ('Fund'), Probitas Advisors, Inc. ('Advisors') and The Probitas Offshore Fund, L.P. ('Offshore Fund'). Ganz is President of each of GCM and Advisors, which are registered investment advisers that invest and manage funds on behalf of their clients. Advisors acts as General Partner for Fund and as Investment General Partner for Offshore Fund. Ganz, through his affiliations with GCM, Fund, Advisors and Offshore Fund, has voting and investment power with respect to an aggregate of 1,156,100 shares of Common Stock. GCM disclaims beneficial ownership with respect to the shares of Common Stock held by Advisors, Fund and Offshore Fund, and Advisors, Fund and Offshore Fund disclaim beneficial ownership with respect to the shares held by GCM.
       (2) Includes 345,000 shares which Dr. Hager may acquire pursuant to stock options exercisable within 60 days after March 15, 1996, but does not include any of the shares (listed below) beneficially owned by Dr. Hager's wife, Jane E. Hager, as to which Dr. Hager disclaims beneficial ownership.
       (3) Includes 295,000 shares which Mr. Gallo may acquire pursuant to stock options exercisable within 60 days after March 15, 1996.
       (4) The information reported is based on a Schedule 13D dated June 13, 1994 and filed with the Commission by Stephen J. Morris. Mr. Morris has sole voting power with respect to 549,400 shares, shared voting power with respect to 10,035 shares and sole investment power with respect to 559,435 shares.
       (5) Does not include any of the shares (listed above) beneficially owned by Dr. Hager, as to which Mrs. Hager disclaims beneficial ownership. Includes 110,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 15, 1996.
       (6)  Includes 110,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 15, 1996.
       (7) Consists of 60, 000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 15, 1996.
       (8) Consists of 40,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 15, 1996.

       (9) Includes 30,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 15, 1996.
       (10) Consists of 42,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 15, 1996.
       (11) Consists of 38,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 15, 1996.
       (12) Includes 33,250 shares which may be acquired pursuant to stock options exercisable within 60 days after March 15, 1996.
       (13) Consists of 35,250 shares which may be acquired pursuant to stock options exercisable within 60 days after March 15, 1996.
       (14) Includes 1,179,500 shares which may be acquired pursuant to stock options exercisable within 60 days after March 15, 1996.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during 1995 its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

VOTES REQUIRED

     The holders of a majority of the shares of Common Stock outstanding shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

     The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock cast is required for the ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company.

     Shares which abstain from voting as to a particular matter, and shares held in 'street name' by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes cast in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and 'broker non-votes' will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast on the matter.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

The persons named as proxies in the accompanying Proxy intend (unless authority to vote therefor is specifically withheld) to vote for the election of the seven persons named below as directors to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. Each nominee is presently serving as a director of the Company and has consented to being named in this Proxy Statement and to serve if elected. If any of the nominees becomes unavailable to serve as a director, the persons named as proxies in the accompanying Proxy may vote the Proxy for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

     The following table sets forth certain information with respect to the nominees:

                                                            DIRECTOR        PRINCIPAL OCCUPATION, OTHER BUSINESS EXPERIENCE
NAME                                              AGE        SINCE           DURING PAST FIVE YEARS AND OTHER DIRECTORSHIPS
- ----                                              ---         -----          ----------------------------------------------

Edward B. Hager, M.D. ...................          64         1977         Chairman of the Board of Directors and Chief Executive
                                                                             Officer of IGI, Inc. since 1977; Chairman of the Board
                                                                             of Directors and Chief Executive Officer of Novavax,
                                                                             Inc. since 1987; Dr. Hager is the husband of Jane E.
                                                                             Hager.
John P. Gallo............................          53         1985         President and Chief Operating Officer of IGI, Inc. since
                                                                             1985; Chief Operating Officer and Treasurer of
                                                                             Novavax, Inc. since September 1995; President of
                                                                             Novavax, Inc. from January through September 1995;
                                                                             Vice President of IGI, Inc. from 1983 to 1984; Vice
                                                                             President of Vineland Laboratories, Inc. and Evsco
                                                                             Pharmaceutical Corp. from 1973 to 1983; Director of
                                                                             Novavax, Inc.
Jane E. Hager............................          50         1977         President of Prescott Investment Corp. (real estate
                                                                             development), Lyndeboro, NH since 1991; former
                                                                             Treasurer and Secretary of IGI, Inc.; Director of
                                                                             Fleet Bank-NH, Nashua, NH since 1986; Trustee of the
                                                                             University System of New Hampshire; Director of
                                                                             Crotched Mountain Rehabilitation Foundation,
                                                                             Greenfield, NH; Overseer of Dartmouth Mary Hitchcock
                                                                             Hospital; Incorporator of New Hampshire Charitable
                                                                             Fund, Concord, NH; Mrs. Hager is the wife of Edward B.
                                                                             Hager.
David G. Pinosky, M.D. ..................          66         1980         Member of the faculty of the University of Miami School
                                                                             of Medicine since 1963; Medical Director, Psychiatric
                                                                             Unit, Palmetto General Hospital, Hialeah, FL since
                                                                             1986; President, Miami Psychiatric Associates since
                                                                             1971; Medical Director of Highland Park General
                                                                             Hospital, Miami, FL from 1971 to 1986.

                                                            DIRECTOR        PRINCIPAL OCCUPATION, OTHER BUSINESS EXPERIENCE
NAME                                              AGE        SINCE           DURING PAST FIVE YEARS AND OTHER DIRECTORSHIPS
- ----                                              ---         -----          ----------------------------------------------
John O. Marsh, Jr. ......................          69         1991         Of Counsel to the law firm of Hazel & Thomas, P.C.,
                                                                             Falls Church, VA since January 1995 and Member from
                                                                             1990 through 1994; Chairman of the Secretary of
                                                                             Defense's Task Force on Quality of Life since 1995;
                                                                             Chairman of the Reserve Forces Policy Board from 1989
                                                                             to 1994; Legislative Counsel to Secretary of Defense,
                                                                             1989; Secretary of the Army from 1981 to 1989; Acting
                                                                             Assistant Secretary of Defense for Special Operations
                                                                             and Low Intensity Conflict, 1988; Counsellor with
                                                                             Cabinet rank to President Ford from 1974 to 1977;
                                                                             Assistant for National Security Affairs to Vice
                                                                             President Ford, from February 1974 to August 1974;
                                                                             Assistant Secretary of Defense from 1973 to 1974; U.S.
                                                                             Representative in Congress from the Seventh District
                                                                             of Virginia from 1963 to 1971 and member of
                                                                             Appropriations Committee from 1965 to 1971; Director
                                                                             of Novavax, Inc.
Terrence O'Donnell.......................          52         1993         Member of law firm of Williams & Connolly, Washington,
                                                                             D.C. since March 1992 and from March 1977 to October
                                                                             1989; General Counsel of Department of Defense from
                                                                             October 1989 to March 1992; Special Assistant to
                                                                             President Ford from August 1974 to January 1977;
                                                                             Deputy Special Assistant to President Nixon from May
                                                                             1972 to August 1974.
Constantine L. Hampers, M.D..............          63         1994         Chairman of the Board of Directors and Chief Executive
                                                                             Officer of National Medical Care, Inc., a provider of
                                                                             in-center and home kidney dialysis services and
                                                                             products, since 1968; Executive Vice President of W.
                                                                             R. Grace & Co. ('W. R. Grace') since 1991; Director of
                                                                             Artificial Kidney Services at Peter Bent Brigham
                                                                             Hospital and Assistant Professor of Medicine at
                                                                             Harvard University School of Medicine prior to 1968
                                                                             and for several years thereafter; Director of W. R.
                                                                             Grace.

     For information relating to shares of the Company owned by each of the directors, see 'Beneficial Ownership of Common Stock.'

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met five times (including one telephone conference meeting) during 1995. Each of the current directors attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served. The Board of Directors has an Executive Committee, an Audit Committee, an Independent Committee of Outside Directors, a Financial Affairs Committee and a Compensation and Stock Option Committee.

     The Executive Committee, whose members are Dr. Hager, Mr. Gallo and Mrs. Hager, has the authority to exercise the powers of the Board of Directors between Board meetings. The Audit

Committee, whose members are Dr. Pinosky, Messrs. Marsh and O'Donnell (Chairman) and Mrs. Hager, reviews the audit of the Company's accounts, monitors the effectiveness of the audit and evaluates the scope of the audit. The Independent Committee of Outside Directors, whose members are Drs. Hampers and Pinosky and Messrs. Marsh and O'Donnell, reviews and approves transactions with the Company's majority-owned subsidiaries. The Financial Affairs Committee, whose members are Dr. Hampers, Messrs. Marsh and O'Donnell and Mrs. Hager (Chairman), advises management with respect to the investment of the Company's liquid assets. The Compensation and Stock Option Committee, whose members are Drs. Hampers and Pinosky and Messrs. Marsh (Chairman) and O'Donnell, reviews and recommends salaries and other compensatory benefits for the principal officers of the Company and grants stock options to key employees of the Company and its subsidiaries. During 1995, the Executive Committee met five times, the Audit Committee met two times, the Independent Committee of Outside Directors met three times and the Compensation and Stock Option Committee met three times. The Financial Affairs Committee did not meet during 1995. The Company has no nominating committee of the Board of Directors.

DIRECTOR COMPENSATION AND STOCK OPTIONS

     Each director not employed by the Company receives $2,000 for each meeting of the Board of Directors he or she attends.

     Pursuant to the Company's 1991 Stock Option Plan (the '1991 Plan'), each director who is not an employee of the Company (an 'Eligible Director') is granted a stock option for the purchase of 20,000 shares of Common Stock sixty days after his or her initial election as a director. In addition, the 1991 Plan provides that each Eligible Director will be granted a stock option to purchase 10,000 shares of Common Stock on the last business day of each of the calendar years through 1996. Each Eligible Director elected on or after March 13, 1991 received an option for the initial grant of 20,000 shares, and each Eligible Director then serving as a director received additional options for 10,000 shares in each of 1992, 1993, 1994 and 1995. Options granted to Eligible Directors are exercisable in full beginning on the date which is six months after the date of grant and terminate ten years after the date of grant. Such options cease to be exercisable at the earlier of their expiration or three years after an Eligible Director ceases to be a director for any reason. In the event that an Eligible Director ceases to be a director on account of his death, his outstanding options (whether exercisable or not on the date of death) may be exercised within three years after such date (subject to the condition that no such option may be exercised after the expiration of ten years from its date of grant).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1995, the Company spun off the biotechnology business conducted by its majority-owned subsidiary, Novavax, Inc. ('Novavax'), through a distribution (the 'Distribution') to the Company's stockholders of all of the Common Stock of Novavax ('Novavax Company Stock') held by the Company. The Distribution was made on December 12, 1995 (the 'Distribution Date') to holders of record of the Company's Common Stock on November 28, 1995 on the basis of one share of Novavax Common Stock for each share of the Company's Common Stock held by the Company's stockholders. Dr. Edward B. Hager and Messrs. John P. Gallo and John O. Marsh, Jr., directors of the Company, serve on the seven-member Board of Directors of Novavax, and Dr. Hager will serve as the Chairman of the Board and Chief Executive Officer and Mr. Gallo will serve as the Chief Operating Officer and Treasurer of Novavax through a date no later than June 30, 1996. Dr. Denis
M. O'Donnell, a Vice President of the Company from 1991 to 1995, is currently President of Novavax. Dr. Hager, Mr. Gallo and Mrs. Jane E. Hager beneficially owned approximately 10.8%, 6.5% and 5.3% of the outstanding shares of Novavax Common Stock immediately following the Distribution.

     License Agreement. In connection with the Distribution, the Company paid Novavax $5,000,000 in return for a fully paid-up, ten-year license entitling it to the exclusive use of Novavax's lipid vesicle and ultrasponge hydrogel technologies and micellar nanoparticles ('Novavax Technologies') in the fields of (i) animal pharmaceuticals, biologicals and other animal health products;
(ii) foods, food applications, nutrients and flavorings; (iii) cosmetics, consumer products and dermatological over-the-counter and prescription products (excluding certain topically delivered hormones); (iv) fragrances;

and (v) chemicals, including herbicides, insecticides, pesticides, paints and coatings, photographic chemicals and other specialty chemicals; and the processes for making the same. The Company has the option, exercisable within the last year of the ten-year term, to extend the License Agreement for an additional ten-year period for $1,000,000. Novavax will retain the right to use its Novavax Technologies for all other applications, including human vaccines and pharmaceuticals.

     To facilitate the spinoff of Novavax, the Company and Novavax entered into the following intercompany agreements (the 'Intercompany Agreements'):

     Distribution Agreement. The Distribution Agreement describes the principal corporate transactions required to effect the Distribution, including, among other things, the preparation of a registration statement registering the Novavax Common Stock under the Exchange Act. The Distribution Agreement also provides that each company will share equally any liabilities under federal and state securities laws incurred as a result of the distribution of the Information Statement relating to the spinoff.

     Tax Matters Agreement. The Tax Matters Agreement provides, among other things, that the Company will be responsible for all federal, state, local and foreign tax liabilities of Novavax for periods ending on or prior to the Distribution Date and Novavax will be responsible for all tax liabilities of Novavax subsequent to that date. The Tax Matters Agreement further provides that for the tax year of the Company that includes the Distribution Date and the tax year of Novavax that commences immediately following the Distribution Date, the Company will claim on its federal income tax returns certain specified tax benefits and Novavax will not claim any of such tax benefits. The agreement also provides that Novavax will be liable for any and all taxes, including interest and penalties, incurred by Novavax as a result of Novavax engaging in any act that results in the Distribution failing to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

     Transition Services Agreement. Through June 30, 1996, the Company will continue to provide certain administrative services to Novavax, including services relating to human resources, purchasing and accounting, data processing and payroll services. Novavax will pay the Company a fee for all services provided by Company employees, based on the standard hourly rate of such Company employee, as well as all out-of-pocket expenses reasonably incurred by the Company. The Company may increase the fees it charges Novavax for the scheduled services, but only to the extent that the Company's cost of providing such services to Novavax increases. Novavax employees will be eligible to participate in certain of the Company's benefit programs. Novavax will reimburse the Company for the costs and expenses associated with the provisions of the foregoing services.

     In addition to the services described in the Transition Services Agreement, Edward B. Hager will serve as Chairman of the Board and Chief Executive Officer and John P. Gallo will serve as Chief Operating Officer and Treasurer of Novavax through a date no later than June 30, 1996 (the 'Transition Termination Date'). Prior to the Transition Termination Date, Dr. Hager will continue to devote the majority of his time to the Company and will receive no compensation for his services as Chairman and Chief Executive Officer of Novavax. Mr. Gallo will devote approximately one half of his business time through the Transition Termination Date to Novavax and its business, and the Company and Novavax will each pay Mr. Gallo one half of his annual compensation. See 'Employment Agreements.'

     During 1995, the Company charged Novavax an aggregate of $35,000 under the Intercompany Agreements.

     In November 1990, the Company advanced $70,000 to Mr. Gallo, the President of the Company, for educational expenses of his children. Mr. Gallo issued to the Company a note bearing interest at the Company's bank borrowing rate plus 1/4% per annum and secured by 10,000 shares of Common Stock. As of February 15, 1996, the amount of indebtedness outstanding was $106,902, which is the largest amount of indebtedness outstanding under the note since January 1, 1995.

     In January 1993, Kevin Bratton, Vice President and Treasurer of the Company, borrowed $100,000 from the Company in connection with the exercise of a stock option granted to him on March

14, 1983. Mr. Bratton issued to the Company a note that bears interest at the Company's bank borrowing rate plus 1/4% per annum. The largest amount of indebtedness outstanding under the note since January 1, 1995 was $125,410. In December 1995, Mr. Bratton repaid $100,000 of the indebtedness under the note, and, as of February 15, 1996, $25,706 of indebtedness remained outstanding. The note is secured by 1,900 shares of Common Stock issued to Mr. Bratton upon exercise of the stock option.

     The Company has a $12,000,000 revolving credit facility and a $10,000,000 working capital line of credit with Fleet Bank--NH and Mellon Bank, N.A. Mrs. Hager, a director of the Company, has been a director of Fleet Bank--NH since 1986.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the five most highly compensated executive officers of the Company who received compensation in excess of $100,000 during 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                      -------------
                                                                                         AWARDS
                                                       ANNUAL COMPENSATION            -------------
                                             ---------------------------------------   SECURITIES
                                                                      OTHER ANNUAL     UNDERLYING       ALL OTHER
            NAME AND                           SALARY       BONUS    COMPENSATION(1)   OPTIONS(2)    COMPENSATION(3)
       PRINCIPAL POSITION           YEAR         ($)         ($)           ($)             (#)             ($)
- --------------------------------  ---------  -----------  ---------  ---------------  -------------  ---------------
Edward B. Hager ................       1995  $   314,050  $  55,000            --          50,000       $   2,062
  Chief Executive Officer              1994      285,500     55,000     $   1,475          50,000           9,643
                                       1993      259,545     35,000            --          50,000           9,534
John P. Gallo ..................       1995      314,050     50,000        41,777          50,000          12,062
  President and Chief                  1994      285,500     50,000        38,668          50,000           9,643
  Operating Officer                    1993      259,545     30,000        35,387          50,000           9,534
Stephen G. Hoch ................       1995      186,886      5,000         7,200           5,000           9,609
  Vice President                       1994      177,021      5,000         7,200           8,000           9,528
                                       1993      168,732      5,000        24,998              --           9,365
Denis M. O'Donnell .............       1995      183,006         --         7,200              --          12,451
  Vice President(4)                    1994      169,500     25,000         7,200           8,000           9,487
                                       1993      169,808     10,000         7,200          10,000           9,647
Lawrence N. Zitto ..............       1995      140,196     10,000         7,200          10,000          11,727
  Vice President                       1994      128,999      7,000         7,200          10,000           9,189
                                       1993      115,952      7,000         6,500          10,000           9,819
Donald J. MacPhee ..............       1995      129,605     10,000         7,200          10,000          11,514
  Vice President                       1994      120,364      7,500         7,200          10,000           9,120
                                       1993      109,217      5,000         5,600          10,000           8,885

- ------------------
(1) The amounts shown in this column represent automobile allowances, relocation expenses, medical expense reimbursements, housing allowances and compensation for unused vacation time. Mr. Gallo received $36,237, $32,943 and $28,587 in 1995, 1994 and 1993, respectively, as compensation for unused vacation time.

(2) The Company has never granted any stock appreciation rights.

(3) The amounts shown in this column represent premiums for group life insurance and medical insurance paid by the Company and the Company's contributions under its 401(k) plan. The group life insurance premiums paid by the Company for each of Drs. Hager and O'Donnell and Messrs. Gallo, Hoch, Zitto and MacPhee for the last fiscal year were $1,297. The medical insurance premiums paid by the Company for each of Drs. Hager and O'Donnell and Messrs. Gallo, Hoch, Zitto and MacPhee were $8,207, $8,207, $8,207, $5,554, $8,207 and
    $8,207, respectively. The Company's matching contributions under its 401(k) savings plan to each of Drs. Hager and O'Donnell and Messrs. Gallo, Hoch, Zitto and MacPhee for the last fiscal year were $2,558, $2,947, $2,558, $2,758, $2,223 and $2,010, respectively.

(4) Dr. O'Donnell resigned as a Vice President of the Company as of the Distribution Date. Dr. O'Donnell is currently President of Novavax.

STOCK OPTIONS

     The following tables summarize option grants and exercises during 1995 to or by the Named Executive Officers, and the value of the options held by such persons at the end of 1995. No SARs were granted or exercised during 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                      INDIVIDUAL GRANTS
                                  ---------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                    NUMBER OF                                                AT ASSUMED ANNUAL RATES OF
                                   SECURITIES                                                 STOCK PRICE APPRECIATION
                                   UNDERLYING       % OF TOTAL                                  FOR OPTION TERM (3)
                                     OPTIONS      OPTIONS GRANTED   EXERCISE OR              --------------------------
                                     GRANTED       TO EMPLOYEES     BASE PRICE   EXPIRATION      5%            10%
NAME                                   (#)        IN FISCAL YEAR     ($/SHARE)      DATE          $             $
- --------------------------------  -------------  -----------------  -----------  ----------  -----------  -------------
Edward B. Hager(1) .............       50,000             24.8%      $    6.63     12/06/05  $   208,845  $     527,085
John P. Gallo(1) ...............       50,000             24.8            6.63     12/06/05      208,845        527,085
Stephen G. Hoch(2) .............        5,000              2.5            6.63     12/06/05       20,885         52,709
Denis M. O'Donnell(2) ..........           --               --              --           --           --             --
Lawrence N. Zitto(2) ...........       10,000              5.0            6.63     12/06/05       41,769        105,417
Donald J. MacPhee(2) ...........       10,000              5.0            6.63     12/06/05       41,769        105,417

- ------------------
(1) Options are exercisable in full six months after the date of grant.

(2) Options are exercisable one year after the date of grant, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% of the shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the dates the respective options were granted to their expiration dates.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES


                                                                     NUMBER OF
                                                               SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                    SHARES                      UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                  ACQUIRED ON      VALUE        AT FISCAL YEAR-END        AT FISCAL YEAR-END
                                   EXERCISE      REALIZED               (#)                       ($)
NAME                                  (#)         ($) (1)     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(2)
- --------------------------------  -----------  -------------  -----------------------  -------------------------
Edward B. Hager ................          --              --        345,000/50,000       $     720,950/$81,000
John P. Gallo ..................     100,000   $   1,037,250        295,000/50,000             739,450/81,000
Stephen G. Hoch ................          --              --         42,000/16,000              85,075/13,325
Denis M. O'Donnell .............          --              --         38,000/13,000              39,610/9,970
Lawrence N. Zitto ..............       8,000         108,960         33,250/24,250              72,685/26,015
Donald J. MacPhee ..............       2,500          22,975         35,250/24,250              84,420/26,015

- ------------------
(1) Represents the difference between the exercise price and the last sales price of the Common Stock on the date of exercise.

(2) Value based on market value of the Company's Common Stock at the end of fiscal 1995 ($8.25 per share) minus the exercise price.

EMPLOYMENT AGREEMENTS

     Pursuant to employment agreements between the Company and each of Dr. Hager and Mr. Gallo, the terms of which agreements were extended by the Board of Directors in December 1994, each of them will be entitled to a 10% increase in salary for each year through 1999. In addition, each of these officers is entitled to continuation of his salary until December 31, 1999 if terminated without cause prior to that date. Pursuant to the terms of the Transition Services Agreement between the Company and Novavax, Mr. Gallo will devote approximately one half of his business time through June 30, 1996 to Novavax and its business, and the Company and Novavax will each pay Mr. Gallo one half of his annual compensation. See 'Certain Relationships and Related Transactions.'

     Each of Dr. Hager and Mr. Gallo is bound by certain non-compete and non-solicitation obligations for five years after termination of employment or such longer period during which he receives severance payments under the employment agreement.

                      REPORT OF THE COMPENSATION COMMITTEE

Overview and Philosophy

     The Compensation and Stock Option Committee of the Board of Directors (the 'Committee') is composed of four non-employee directors and is responsible for the development and administration of the Company's executive compensation policies and programs, subject to the review and approval by the full Board. The Committee reviews and recommends to the Board for its approval the salaries and incentive compensation for the executive officers of the Company and grants stock options to executives and other key employees of the Company and its subsidiaries.

     The objectives of the Company's executive compensation program are to:

     o Support the achievement of strategic goals and objectives of the Company.

     o Attract and retain key executives critical to the long-term success of the Company.

     o Align the executive officers' interests with the success of the Company.

Compensation Program

     The Company's executive compensation program consists of three principal elements -- base salary, annual cash incentive compensation and long-term incentive compensation in the form of stock options.

     The base salaries of Dr. Hager and Mr. Gallo have been established pursuant to the terms of employment agreements between each of them and the Company. See 'Employment Agreements.' Base salary levels for the Company's executive officers are generally established based on a review of compensation for competitive positions in the market, the executives' job skills and experience and judgments as to past and future contributions of the executives to the Company's success. Because the Company is engaged in the animal health products and skin care products businesses, and, during most of 1995, was engaged in the biotechnology business, it is difficult to make meaningful compensation comparisons. The Committee seeks to set the annual base salaries of its executives at levels competitive with those paid to executives in these businesses. It seeks, however, to provide its executives with opportunities for substantially higher compensation through annual incentive awards and stock options.

     The annual cash incentive compensation is designed to tie annual awards to Company and individual executive performance. Because the Company's business strategy prior to the spinoff of Novavax had been to use the profits from its 'core business' (animal health products and skin care products) to fund the development of its biotechnology business, typical corporate performance objectives based on increases in net income or earnings per share were not applicable to the Company. Accordingly, the Committee considered a number of factors in determining whether annual incentive awards should be paid, including
(i) achievement by the Company and/or specific business units of approved budgets, new product introductions, progress in development of new products and operating income and cash flow goals and (ii) achievement by the executives of their assigned objectives. In considering individual performance, as contrasted to Company performance, the Committee relies more on subjective evaluations of executive performance than on quantitative data or objective criteria.

     Long-term incentives for executive officers and key managers are provided through stock options. The objectives of this program are to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock.

     Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant and will only have value if the Company's stock price increases. In selecting executives eligible to receive option grants and determining the amount of such grants, the Committee evaluates a variety of factors including (i) the job level of the executive, (ii) option grants awarded by competitors to executives at a comparable job level, and (iii) past, current and prospective service to the Company rendered, or to be rendered, by the executive. It has been the Company's practice to fix the exercise price of option grants at 100% of the fair market value per share on the date of grant.

Chief Executive Officer's 1995 Compensation

     Dr. Edward B. Hager, Chairman of the Board and Chief Executive Officer of the Company, is eligible to participate in the same executive compensation plans available to the other Company executives. The Committee has set Dr. Hager's total annual compensation, including annual incentive awards and potential additional compensation derived from the Company's stock option program, at a level it believes is competitive with other comparable companies.

     Dr. Hager's annual compensation is governed in large part by the terms of his employment agreement with the Company. In December 1994, the Company extended the term of Dr. Hager's agreement through December 31, 1999. This agreement provides that Dr. Hager will be entitled to a 10% increase in his base salary each year. For 1995, Dr. Hager's salary was $314,050, an increase of $28,550 (10%) over his salary for 1994.

     In determining Dr. Hager's incentive compensation and stock option award, the Committee considered not only the value added to the Company by Dr. Hager's extensive medical expertise but also the diverse nature and competing demands of the two businesses conducted by the Company. The Committee determined that the Company's 'core business' had grown significantly in 1995 and that its biotechnology business made significant progress in 1995 despite the lack of funding normally available to comparable companies. The favorable progress in both businesses was, in the Committee's judgment, attributable in large part to the leadership efforts of Dr. Hager and the Company's President, Mr. Gallo. Accordingly, the Committee awarded Dr. Hager a 1995 cash bonus of $55,000 (17.5% of his annual salary), and granted him stock options in 1995 for the purchase of 50,000 shares of Common Stock of the Company.

Tax Considerations

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over one million dollars paid to its chief executive officer and its other Named Executive Officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Based on the compensation received by Dr. Hager and the other Named Executive Officers, it does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term. While the Committee does not currently intend to qualify its annual cash incentive compensation as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

                                          Compensation and Stock Option
                                          Committee
                                          John O. Marsh, Jr., Chairman
                                          Constantine L. Hampers, M.D.
                                          David G. Pinosky, M.D.
                                          Terrence O'Donnell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Drs. Pinosky and Hampers and Messrs. Marsh and O'Donnell served on the Company's Compensation and Stock Option Committee during 1994. Mr. Henry A. Malkasian, who resigned from the Board of Directors in December 1995, was Secretary of the Company from January 1980 through December 1995.

COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the AMEX Composite Index and a peer group over the same period (assuming the investment of $100 in the Company's Common Stock, the AMEX Composite Index and the peer group on December 31, 1990, and reinvestment of all dividends). The peer group consists of the Company, The Liposome Company, Inc., Sequus Pharmaceuticals, Nexstar Pharmaceuticals and Advanced Polymer Systems, Inc.

     On December 12, 1995 (the 'Distribution Date'), the Company distributed all of the shares of Novavax Common Stock held by the Company to its stockholders of record as of November 28, 1995. For the period in the performance graph prior to the Distribution Date, the Company has adjusted the share price of its Common Stock to reflect the value of its Common Stock as if the spinoff of Novavax had occurred on December 31, 1990. Such adjustments were determined based on the relative market capitalizations of the Company and Novavax for the 20 trading days immediately following the Distribution Date (i.e., the Company and Novavax represented approximately 65% and 35%, respectively, of the combined market capitalization).



                                                         12/31/90     12/31/91     12/31/92     12/31/93     12/31/94     12/31/95
                                                        -----------  -----------  -----------  -----------  -----------  -----------
IGI...................................................   $     100    $     205    $     144    $     125    $     170    $     179
Peer Group............................................   $     100    $     410    $     286    $     203    $     207    $     437
AMEX Composite........................................   $     100    $     128    $     130    $     155    $     140    $     178

           PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT OF AUDITORS

     The Board of Directors has selected Coopers & Lybrand L.L.P. as auditors of the Company for the fiscal year ending December 31, 1996, subject to ratification by stockholders at the Meeting. If this proposal is not approved at the Meeting, the Board of Directors will reconsider this selection. A representative of Coopers & Lybrand L.L.P., which served as auditors for the fiscal year ended December 31, 1995, is expected to be present at the Meeting to respond to appropriate questions, and to make a statement if he or she so desires.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Any proposal that a stockholder intends to present at the 1997 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, Wheat Road and Lincoln Avenue, Buena, New Jersey 08310, no later than December 13, 1996 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

     The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                          By Order of the Board of Directors,

                                            DONALD J. MACPHEE,
                                            Secretary

April 12, 1996

                                    APPENDIX

                                    IGI, INC.
                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 1996

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


     The undersigned, having received notice of the meeting and management's proxy statement therefor, and revoking all prior proxies, hereby appoint(s) John
P. Gallo, Edward B. Hager and Paul P. Brountas, and each of them singly, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of IGI, Inc. (the "Company") to be held on Wednesday, May 8, 1996 at 10:00 a.m. at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, and at any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned will be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

                  PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND
                     RETURN PROMPTLY IN ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

                              HAS YOUR ADDRESS CHANGED?

  __
 |__|      PLEASE MARK VOTES AS IN THIS EXAMPLE

      (1)  Election of Directors
       __
      |__|      For
       __
      |__|      Withhold
       __
      |__|      For All Except

                Edward B. Hager, M.D., John P. Gallo, Jane E.
                Hager, David G. Pinosky, M.D., Constantine L.
                Hampers, M.D., John O. Marsh, Jr. and Terrence
                O'Donnell

                If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's name. Your shares voted will be voted for the remaining nominee(s)

      (2) To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for the 1996 fiscal year.
                -                  -                   -
           For |_|        Against |_|         Abstain |_|

      (3) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


Please be sure to sign and date this Proxy.      Date: _______________________



______________________________________   _____________________________________
         Stockholder sign here                    Co-owner sign here